Exhibit 10.7(a)

METAVANTE TECHNOLOGIES, INC.

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, entered into as of the 24th day of November, 2008, by and between METAVANTE TECHNOLOGIES, INC. (“Metavante Technologies”), and Donald W. Layden, Jr. (the “Executive”) (hereinafter collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive and Metavante Technologies are parties to that certain Change of Control Agreement dated as of November 1, 2007 (the “Change of Control Agreement”); and

WHEREAS, the parties wish to amend and restate the Change of Control Agreement; and

WHEREAS, Executive is employed by Metavante Technologies or by another Metavante Group Member (as hereafter defined in Section 4); and

WHEREAS, the Board of Directors of Metavante Technologies (the “Board”) recognizes that the possibility of a Change of Control (as hereinafter defined in Section 2) exists and that the threat of or the occurrence of a Change of Control can result in significant distractions of certain of its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of Metavante Technologies and its shareholders to retain the services of the Executive in the event of a threat or occurrence of a Change of Control and to ensure Executive’s continued dedication and efforts in such event without undue concern for Executive’s personal financial and employment security; and

WHEREAS, Metavante Technologies has determined that Executive should be compensated in the event of a Change of Control if Executive’s employment is terminated without Cause or Executive terminates Executive’s employment for Good Reason during the Term, both as defined below.

NOW, THEREFORE, for good and adequate consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows.

1. Term of Agreement. The “Term” of this Agreement begins on the date a Change of Control occurs and ends on the third anniversary after the date of a Change of Control.

2. Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following:

(a) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than WPM, L.P., of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (i) the then-outstanding shares of common stock of Metavante Technologies (the “Outstanding Metavante Technologies Common Stock”), or (ii) the combined voting power of the then-outstanding voting securities of Metavante Technologies entitled to vote generally in the election of directors (the “Outstanding Metavante Technologies Voting Securities”), provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (i) any acquisition directly from Metavante Technologies (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (ii) any acquisition by Metavante Technologies, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by any Metavante Group Member, (iv) any acquisition by WPM or (v) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Metavante Technologies’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (i) more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Metavante Technologies Common Stock and Outstanding Metavante Technologies Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (ii) no person (excluding Metavante Technologies, any employee benefit plan (or related trust) of the Metavante Group or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation, WPM, and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Metavante Technologies Common Stock or Outstanding Metavante Technologies Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then-outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Consummation of (i) a complete liquidation or dissolution of Metavante Technologies or (ii) the sale or other disposition of all or substantially all of the assets of Metavante Technologies, other than to a corporation, with respect to which following such sale or other disposition, (A) more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Metavante Technologies Common Stock and Outstanding Metavante Technologies Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Metavante Technologies Common Stock and Outstanding Metavante Technologies Voting Securities, as the case may be, (B) no person (excluding Metavante Technologies and any employee benefit plan (or related trust) of the Metavante Group or such corporation, WPM, and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Metavante Common Stock or Outstanding Metavante Technologies Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then-outstanding shares of common stock of such corporation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale of other disposition of assets of Metavante Technologies.

Notwithstanding the preceding provisions of this Section 2, no event shall constitute a Change of Control if, immediately following such event, (x) WPM beneficially owns, directly or indirectly, 25% or more of the Outstanding Metavante Technologies Voting Securities (or, in the case of clauses (c) and (d) above, voting securities of the entity resulting from the applicable event entitled to vote generally in the election of directors), and (y) no person (other than Metavante Technologies or any employee benefit plan (or related trust) of the Metavante Group or the resulting entity) owns, directly or indirectly, more Outstanding Metavante Technologies Voting Securities (or, if applicable, voting securities of such resulting entity) than WPM; provided, however, that the acquisition by WPM, or any “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) including WPM, of beneficial ownership of fifty percent (50%) or more of either: (i) the then-outstanding shares of Metavante Technologies Common Stock; or (ii) the combined voting power of the Outstanding Metavante Technologies Voting Securities shall in any event constitute a Change of Control for purposes of this Agreement.

3. Severance. If, during the Term, Executive’s employment is terminated by a Metavante Group Member (and Executive is no longer employed by any Metavante Group Member, other than for Cause or Disability or due to Executive’s death, or by Executive for Good Reason (solely as defined in Section 4 of this Agreement), Executive shall be entitled to the compensation and benefits set forth in Section 6 of this Agreement, conditioned upon the execution and delivery by Executive, within 30 days of the date of Executive’s termination of employment, of a Separation Agreement and Release (which Executive does not later revoke) substantially in the form attached hereto as Exhibit A (the form shall be subject to any changes that Metavante Technologies deems necessary).

4. Definitions. For purposes of this Agreement, the following terms shall have the meanings described hereunder:

(a) Affiliate. “Affiliate” means, with respect to Metavante Technologies or Metavante Corporation, any other entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with Metavante Technologies or Metavante Corporation and with respect to WPM, L.P. and Warburg means any other entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with WPM, L.P. or Warburg, as applicable. For purposes of this definition “Control” (including the terms “Controlled by” and “under common Control with”) means with respect to any entity, the power to direct the management and policies of such entity, directly or indirectly whether through the ownership of voting securities, by contract, or otherwise.

(b) Annual Base Salary. “Annual Base Salary” shall mean the greater of (i) the base salary (“Base Salary”) paid or payable to Executive by Metavante Group Members in respect of the twelve (12) month period immediately preceding the month in which the date of a Change of Control occurs, or (ii) Executive’s Base Salary on the Termination Date. Base Salary shall be calculated by including in Base Salary any amounts which were deferred by Executive under the 401(k) plan, the cafeteria plan and any nonqualified deferred compensation plans of the Metavante Group and any other deferrals that would have increased Executive’s Base Salary if paid in cash when earned.

(c) Annual Bonus. “Annual Bonus” shall mean the annual bonus, if any, awarded (including amounts that were deferred) to Executive in the last fiscal year immediately preceding the fiscal year in which the termination occurs.

(d) Cause. “Cause” shall mean a termination evidenced by a resolution adopted in good faith by a majority of the Board that Executive (i) willfully, deliberately and continually failed to substantially perform Executive’s duties (other than a failure resulting from Executive’s incapacity due to physical or mental illness) which failure constitutes gross misconduct, and results in and was intended to result in demonstrable material injury to a member of the Metavante Group, monetary or otherwise, or (ii) committed acts of fraud and dishonesty constituting a felony, as determined by a final judgment or order of a court of competent jurisdiction, and resulting or intended to result in gain to or personal enrichment of Executive at the expense of a Metavante Group Member, provided, however, that no termination of Executive’s employment shall be for Cause until (a) Executive shall have had at least sixty (60) days to cure any conduct or act alleged to provide Cause for termination after a written notice of demand has been delivered to Executive specifying in detail the manner in which Executive’s conduct would constitute Cause, and (b) Executive shall have been provided an opportunity to be heard by the Board (with the assistance of Executive’s counsel if Executive so desires). No act, or failure to act, on Executive’s part, shall be considered “willful” unless he has acted or failed to act in bad faith and without a reasonable belief that Executive’s action or failure to act was in the best interest of the Metavante Group. During the 60-day cure period, Executive may be put on paid administrative leave by the management of Metavante Technologies.

(e) Disability. “Disability” shall mean the absence of Executive from Executive’s duties with the Metavante Group Member which employs Executive on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Metavante Technologies or its insurers and acceptable to Executive or Executive’s legal representative, provided if the Parties are unable to agree, the Parties shall request the Dean of the Medical College of Wisconsin to choose such physician. If Metavante Technologies determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth above), it may give to Executive written notice in accordance with Section 5 of this Agreement of Metavante Technologies intention to terminate Executive’s employment. In such event, Executive’s employment with all Metavante Group Members shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(f) Good Reason.

(1) For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following:

(i) A reduction in Executive’s base salary or target short-term incentive opportunity below that immediately prior to the Change of Control;

(ii) Failure to provide Executive with the same long term incentive opportunities or benefits (including retirement plans) provided to other peer executives of the entity which employs Executive after the Change of Control; or

(iii) Transferring Executive to a primary work location that is more than thirty (30) miles further away from Executive’s residence than the primary work location immediately prior to the Change of Control.

(iv) a material diminution of the Executive’s title from his title prior to the change of control;

(v) A material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with Metavante Technologies, including but not limited to a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities (except that being removed from a committee shall not be considered such a change unless it is removal from the Executive Committee of Metavante Technologies).

(2) Any event or condition described in Section 4(f)(1) which occurs prior to the date of the Change of Control but which Executive reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or in anticipation of a Change of Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the date of the Change of Control.

(3) Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment or failure to give Notice of Termination shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(g) Metavante Group. “Metavante Group” shall mean Metavante Technologies and all of its Affiliates.

(h) Metavante Group Member. “Metavante Group Member” shall mean a member of the Metavante Group.

(i) Recent Average Bonus. “Recent Average Bonus” shall mean the average annualized (for any fiscal year consisting of less than twelve (12) full months or with respect to which Executive has been employed by a Metavante Group Member for less than twelve (12) full months) bonuses paid or payable, including any amounts which were deferred under any applicable plans, to Executive by the Metavante Group in respect of the three (3) fiscal years immediately preceding the fiscal year in which the date of the Change of Control occurs.

(j) Termination Date. “Termination Date” shall mean in the case of Executive’s death, date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i) If Executive’s employment is terminated by a Metavante Group Member (and Executive is no longer employed by any Metavante Group Member), the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to Executive, provided, however, that in the case of Disability, Executive shall not have returned to the full-time performance of Executive’s duties during such period of at least thirty (30) days;

(ii) If Executive’s employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days after the date the Notice of Termination is given to Metavante Technologies; and

(iii) In the event that within thirty (30) days following the date of receipt of the Notice of Termination, one party notifies the other that a dispute exists concerning the basis for termination, Executive’s employment hereunder shall not be terminated except after the dispute is finally resolved and a Termination Date is determined either by a mutual written agreement of the Parties, or by a binding and final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(k) WPM. “WPM” means collectively, WPM, L.P., a limited partnership organized by Warburg Pincus Private Equity IX, L.P. (“WPM L.P.”), a global private equity investment fund managed by Warburg Pincus LLC (“Warburg”) and any Affiliates of WPM L.P. or Warburg.

5. Notice of Termination. Any purported termination by a Metavante Group Member, on the one hand, or by Executive, on the other hand (other than by death of Executive) shall be communicated by Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) the Termination Date. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

6. Obligations of Metavante Upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Term, Executive’s employment is terminated by all Metavante Group Members other than for Cause, Disability or due to Executive’s death, or Executive shall terminate employment for Good Reason:

(1) Metavante Technologies (or another Metavante Group Member) shall pay to Executive the aggregate of the following amounts:

(i) A. As soon as practicable after the Termination Date an amount equal to the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid;

B. A lump sum payment six (6) months after the Termination Date equal to the product of (x) the higher of (I) the Recent Average Bonus or (II) the Annual Bonus paid or payable, including any amount deferred, (and annualized for any fiscal year consisting of less than twelve (12) full months or for which Executive has been employed for less than twelve (12) full months) for the most recently completed fiscal year prior to the Termination Date, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days completed in the current fiscal year through the Termination Date, and the denominator of which is three hundred sixty-five (365); and

C. As soon as practicable after the Termination Date an amount equal to the Executive’s accrued but untaken vacation through the Termination Date.

The sum of the amounts described in Clauses (A) and (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”;

(ii) A lump sum payment six (6) months after the Termination Date equal to the product of (A) three (3) and (B) the sum of (x) Executive’s Annual Base Salary and (y) Executive’s Highest Annual Bonus;

(iii) A lump-sum supplemental retirement benefit payment six (6) months after the Termination Date equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions set forth in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Metavante Group’s contribution history with respect to the applicable retirement plan, incentive plans, savings plans and other similar such plans (or any successor plan thereto) (the “Retirement Plans”) during the twelve (12) month period immediately preceding the date of a Change of Control) of the benefit payable under the Retirement Plans and any supplemental and/or excess retirement plan providing benefits for Executive (the “SERP”) which Executive would receive if Executive’s employment continued for an additional three (3) years after the Termination Date with annual compensation equal to the sum of the Annual Base Salary and Highest Annual Bonus, assuming for this purpose that all accrued benefits and contributions are fully vested and that benefit accrual formulas and the Metavante Group’s contributions are no less advantageous to Executive than those in effect during the twelve (12) month period immediately preceding the date of a Change of Control, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions set forth in Section 417(e)(3) of the Code) of Executive’s actual benefit (paid or payable), if any, under the Retirement Plans and the SERP; and

(iv) A lump sum payment six (6) months after the Termination Date equal to the product of (i) three (3) and (ii) the sum of (x) the imputed income reflected on Executive’s W-2 attributable to the car provided to Executive, if any, for the last calendar year ending before the date of a Change of Control and (y) the club dues for Executive paid by the Metavante Group attributable to such year, if any.

(2) For thirty-six (36) months after the Termination Date, the Metavante Group shall continue to provide medical and dental benefits to Executive and/or Executive’s family in accordance with the most favorable plans, practices, programs or policies of the Metavante Group applicable generally to other peer executives who are active employees and their families as in effect from time to time thereafter. Notwithstanding the foregoing, if Executive becomes reemployed with another employer and is eligible to receive medical or other benefits under another employer provided plan, the medical and other benefits provided by the Metavante Group shall be secondary to those provided under the plan(s) of the other employer, but the aggregate coverage of the combined benefit plans of the Metavante Group and other employer shall in no event, be less favorable to Executive, in terms of amounts and deductibles and costs to him, than the Metavante Group coverage required hereunder. At the end of such thirty-six (36) month period, the Metavante Group shall provide to Executive and Executive’s spouse and eligible dependants, for life, retiree health insurance, subsidized to at least the same percentage extent as under Metavante’s retiree health plan as in existence on the date of the Change of Control. Such retiree health plan shall provide medical benefits to Executive and/or Executive’s spouse in accordance with the most favorable plans, practices, programs or policies of the Metavante Group applicable generally to other peer executives who are active employees and their spouses as in effect from time to time thereafter; provided, however, that if Executive and/or Executive’s spouse or eligible dependants qualifies for coverage by Medicare or any successor program, the Metavante Group may require that Executive and/or Executive’s spouse or eligible dependants fully participate in Medicare and pay the premiums therefor personally.

(3) Notwithstanding anything to the contrary in the Metavante Equity Incentive Plan, each outstanding non-performance based stock option granted to the Executive shall automatically become fully and immediately vested.

(4) Executive shall have the right to purchase the car provided to him by the Metavante Group during the twelve (12) month period immediately preceding the date of a Change of Control, if applicable, (or a comparable car acceptable to Executive if such car is no longer owned by the Metavante Group), at the fair market value thereof on the Termination Date, exercisable within thirty (30) days after the Termination Date; and if the car is not purchased, Executive shall return the car.

Notwithstanding anything herein contained to the contrary, the payments and benefits provided in this Section 6(a) (other than the Accrued Obligations) shall not be paid or provided to Executive unless and until he executes a Separation Agreement and Release (which Executive does not later revoke) substantially in the form attached hereto as Exhibit A (the form shall be subject to any changes that Metavante Technologies deems necessary).

(b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, except that the Metavante Group shall pay or provide the Accrued Obligations, six (6) months of Annual Base Salary, and the Other Benefits. The Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Termination Date. The six (6) months of Annual Base Salary shall be paid during the six (6) month period following the Termination Date on a monthly basis. The term “Other Benefits” as used in this Section 6(b) shall mean, and Executive’s family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Metavante Group to surviving families of peer executives of the Metavante Group and under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the twelve (12) month period immediately preceding the date of the Change of Control or, if more favorable to Executive and/or Executive’s family, as in effect on the date of Executive’s death with respect to other peer executives of the Metavante Group and their families.

(c) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate without further obligations to Executive, except that the Metavante Group shall pay or provide the Accrued Obligations and the Other Benefits. The Accrued Obligations shall be paid to Executive at the same times as specified in Section 6(a)(i). The term “Other Benefits” as used in this Section 6(c) shall include, and Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Metavante Group to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the twelve (12) month period immediately preceding the date of a Change of Control or, if more favorable to Executive and/or Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Metavante Group.

(d) Cause; Other Than for Good Reason. If Executive’s employment shall be terminated for Cause during the Term, or if Executive voluntarily terminates employment during the Term for other than Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive Annual Base Salary through the Date of Termination and any other amounts earned or accrued through the Termination Date, in each case to the extent theretofore unpaid; provided that if Executive voluntarily terminates, Executive shall receive the benefits normally provided upon normal or early retirement with respect to other peer executives and their families to the extent he qualifies for such benefits. All salary or compensation hereunder shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(e) Delinquent Payments. If any of the payments referred to in this Section 6 are not paid within the time specified after the Termination Date (hereinafter a “Delinquent Payment”), in addition to such principal sum, Metavante Technologies will pay to Executive interest on all such Delinquent Payments computed at the prime rate as announced from time to time by M&I Marshall & Ilsley Bank, or its successor, compounded monthly. Notwithstanding the foregoing, no interest shall be due and owing for payments which are delayed because of Executive’s failure to execute the Separation Agreement and Release or the rescission thereof.

(f) Limitations. Notwithstanding any other provision of this Section 6 to the contrary, to the extent any benefits provided pursuant to Section 6(a)(2) or other benefits pursuant to Section 6(b) or (c) during the first six (6) months after Executive’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of regulations under Section 409A of the Code, Executive shall pay the cost of such coverage during the first six (6) months following Executive’s termination and shall be reimbursed by the Metavante Group for the cost of such coverage six (6) months after Executive’s termination. Notwithstanding any other provision of this Section 6 to the contrary, including the preceding sentence, if the provision of the medical and dental benefits coverage described herein would be discriminatory within the meaning of Section 105(h) of the Code, then, to the extent necessary to prevent such discrimination, Executive (or his survivors, as the case may be) shall pay the cost of all such coverage and neither Executive nor his survivors, as the case may be, shall be reimbursed by the Metavante Group for doing so.

7. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except to the extent set forth in Section 6(a)(2)) whether or not Executive obtains other employment.

8. Excise Tax Payments.

(a) If any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with a Metavante Group Member (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains, or has paid to the taxing authority on Executive’s behalf, an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, no Gross-Up Payment will be made to Executive if reducing the amount paid to Executive under Section 6(a)(1)(ii) of this Agreement by $50,000 or less would avoid the application of the Excise Tax.

(b) A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Section 8 and the amount of such Gross-Up Payment, such determination to be made fifteen (15) business days after the Termination Date, or such other time as reasonably requested by Metavante Technologies or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by Executive (the “Accounting Firm”). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by Metavante Technologies and Metavante Technologies shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to Executive, both to Metavante Technologies and Executive. The Gross-Up

Payment, if any, as determined pursuant to this Section 8(b) shall be paid by Metavante Technologies to Executive or paid by Metavante Technologies on behalf of Executive to the applicable government taxing authorities by means of payroll tax withholding if required by law or if timely requested by Executive when payment of all or any portion of the Excise Tax is due. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon Metavante Technologies and Executive subject to the application of Section 9(c).

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which Metavante Technologies has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. “Final Determination” shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) the expiration of the statute of limitations with respect to Executive’s applicable tax return. If an Underpayment occurs, Executive shall promptly notify Metavante Technologies and Metavante Technologies shall pay to Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by Metavante Technologies to Executive and Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay to Metavante Technologies the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(E) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Executive.

(d) If no Gross-Up Payment is made because reducing the Payments to Executive under Section 6(a)(1)(ii) of this Agreement by $50,000 or less would avoid the application of the Excise Tax, then the amount paid to Executive under Section 6(a)(1)(ii) of this Agreement shall be reduced by the amount necessary to avoid the Excise Tax; provided, however, the reduction will only be made if doing so would result in Executive retaining more after-tax than if the reduction were not made.

9. Unauthorized Disclosure. During the term of Executive’s employment with a Metavante Group Member, and during the two (2) year period following the Termination Date, Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by Executive without the consent of the Board to any person, other than an employee of a Metavante Group Member or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an executive of a Metavante Group Member or as may be legally required, of any confidential information obtained by Executive while in the employ of a Metavante Group Member (including, but not limited to, any confidential information with respect to any of Metavante Group’s customers or methods of operation) the disclosure of which he knows or has reason to believe will be materially injurious to the Metavante Group; provided, however, that the term “Unauthorized Disclosure” shall not include the use or disclosure by Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 9) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Metavante Group. Notwithstanding the foregoing, Executive’s obligation hereunder not to make any Unauthorized Disclosure shall continue after the end of the two-year period following Executive’s termination of employment with the Metavante Group as regards any information which is a trade secret as defined in Section 134.90 of the Wisconsin Statutes. In no event shall an asserted violation of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

10. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of Metavante Technologies, its successors and assigns and Metavante Technologies shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Metavante Technologies would be required to perform if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

11. Legal Fees and Expenses. Metavante Technologies, or a successor entity, shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by Executive as they become due as a result of (i) Executive’s hearing before the Board as contemplated in Section 4(d) of this Agreement, (ii) a dispute between Executive and the Internal Revenue Service (or any other taxing authority) with regard to an “Underpayment” (as defined in Section 8 of this Agreement), or (iii) Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by a Metavante Group Member or an Affiliate under which Executive is or may be entitled to receive benefits.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, if to Metavante Technologies, Inc., 4900 West Brown Deer Road, Brown Deer, Wisconsin 53223, Attn: Chief Executive Officer or if to Executive, to the address set forth below Executive’s signature, or to such other address as the party may be notified. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third (3rd) business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

13. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Metavante Group for which Executive may qualify. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Metavante Group shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

14. Settlement of Claims. Metavante Technologies’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which a Metavante Group Member may have against Executive or others.

15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Metavante Technologies. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. Non-Duplication. In the event that the Executive receives payments and benefits pursuant to Section 6 hereof, the Executive shall not be entitled to any severance payments or benefits under any other agreement, plan, or program of Metavante Technologies or any other Metavante Group Member.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without giving effect to the conflict of law principles thereof.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement. This Agreement, the Executive’s employment agreement and the Employee Confidentiality and Property Agreement, constitute the entire agreement between the Parties hereto and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof, including the Change of Control Agreement, which agreement is superceded.

20. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

21. Withholding. The Metavante Group shall be entitled to withhold from amounts paid to Executive hereunder any federal, estate or local withholding or other taxes or charges which it is, from time to time, required to withhold. The Metavante Group shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

22. 409A. In order to facilitate compliance with section 409A of the Code, Metavante Technologies and the Executive shall neither accelerate nor defer or otherwise change the time at which any payment due hereunder is to be made, except as may otherwise be permitted by Section 409A of the Code.

IN WITNESS WHEREOF, Metavante Technologies has caused this Agreement to be executed by its duly authorized officers, and Executive has executed this Agreement, as of the day and year first above written.

METAVANTE TECHNOLOGIES, INC.

By:	/s/ Frank R. Martire
Frank R. Martire, Chief Executive Officer

EXECUTIVE

By:	/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.

Address:
[Purposely Omitted]

EXHIBIT A

METAVANTE TECHNOLOGIES, INC.

SEPARATION AGREEMENT AND RELEASE

Date Provided to Employee:

In order to receive severance benefits under my Change of Control Agreement with Metavante Technologies, Inc. (my “Change of Control Agreement”), I understand that I must sign and return this Release to the Chief Executive Officer of Metavante. I must do so within 30 calendar days (due on                              ) from the date my employment is terminated.

I understand that my employment with Metavante has been terminated effective                     . I understand that regardless of whether I sign this release, I am entitled to certain unconditional benefits described in my Change of Control Agreement. I also understand that I will receive the conditional benefits described in my Change of Control Agreement after signing the release below.

1.	General Release of Claims.

I, for myself, my heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasers”) hereby irrevocably and unconditionally release, acquit and forever discharge Metavante from, and covenant not to sue Metavante with respect to, any and all claims I have against Metavante.

2.	Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered. However, this release does not apply to any claims that may arise after the date I execute the release. Nor does this release apply to any claims that may not be released under applicable law.

3.	Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with Metavante or the conclusion of that employment and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship except for vested benefits to be provided under employee benefit plans and amounts due under the Change of Control Agreement.

4.	Release Covers Claims Against Related Parties.

For purposes of this release the term Metavante includes Metavante Technologies, Inc., and any of its present, former and future owners, parents, affiliates and direct and indirect subsidiaries, divisions and related entities and its and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, agents, servants, representatives, predecessors, successors, and assigns. Therefore, the claims released include claims I have against any such persons or entities.

5.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

6.	Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.	Additional Consideration.

I have executed this release in consideration for additional benefits under my Change of Control Agreement. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Metavante. These severance benefits are sufficient to support this release.

8.	All Representations in Documents.

In entering into this release I acknowledge that I have not relied on any verbal or written representations by any Metavante representative. I agree that I am not entitled to any other severance benefits except those described in this release and in my Change of Control Agreement.

9.	Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms. I have been offered at least 21 days to consider its terms. I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

10.	Voluntary Agreement.

I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

11.	Partial Invalidity of Release.

If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

12.	Headings.

The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing the release.

13.	Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this release.

14.	Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that severance benefits payable to me shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of Metavante.

15.	Suit in Violation of this Release –Loss of Benefits and Payment of Costs.

If I bring an action against Metavante in violation of this release or if I bring an action asking that the release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Metavante all payments that I have received as consideration for this release. If my action is unsuccessful I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Metavante in its successful defense against the action. I acknowledge and understand that all remaining benefits to be provided to me as consideration for this release will permanently cease as of the date such action is instituted. However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).

16.	Confidentiality.

I agree that I will not divulge proprietary or confidential information relating to Metavante. I also agree that the existence and terms of this release have been and will be kept confidential by me and not disclosed, revealed or characterized by me (directly or indirectly by innuendo or otherwise) except as required by law, to anyone other than my immediate family and my attorney and tax advisor, who shall also agree similarly not to make any further disclosure.

17.	7-Day Revocation Period.

I understand that I have a period of 7 calendar days following the date I deliver a signed copy of this release to Metavante Technologies’ Chief Executive Officer to revoke this release. This release and my entitlement to severance pay will be binding and effective upon the expiration of this 7-day period if I do not revoke, but not before.

18.	Non-disparagement.

I agree not to make disparaging remarks about Metavante, or its products, services, or practices. Metavante Technologies agrees to use its reasonable best efforts to cause members of its Executive Committee and Board of Directors not to make disparaging remarks about me.

19.	Other Employment at Metavante Results in Loss of Severance Benefits.

I agree that while receiving Metavante severance pay and benefits, I may not work at Metavante as an employee, contractor, consultant, or through an employment agency. If I return to Metavante through such an agreement, my conditional severance pay and benefits will be terminated.

20.	No Re-Application.

I agree not to re-apply for employment at or otherwise work at Metavante.

Employee Name	Date

Employee ID#

Received by Metavante on the              day of                                  , 2        .

Vice President, Human Resources